UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING


   /_ / Form 10-K /_ / Form 20-F /_ / Form 11-K /X / Form 10-Q /_ / Form N-SAR


Commission File Number:   0-26329

For Period Ended:   May 31, 2004

(Check One):
                           [_] Transition Report on Form 10-K
                           [_] Transition Report on Form 20-F
                           [_]Transition Report on Form 11-K
                           [_] Transition Report on Form 10-Q
                           [_] Transition Report on Form N-SAR


For the Transition Period Ended:

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -


NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.




If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

                        PART I -- REGISTRANT INFORMATION

                                 Poseidis, Inc.
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                             Full Name of Registrant

                                       N/A
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                            Former Name if Applicable

                           222 Lakeview Ave., PMB 160
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            Address of Principal Executive Office (Street and Number)

                            West Palm Beach, FL 33401
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                            City, State and Zip Code


                       PART II -- RULES 12b-25 (b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K, or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[_] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                              PART III -- NARRATIVE

Stated below is reasonable reasons why the Form: 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.


The Registrant's Quarterly Report on Form 10-QSB for period ending May 31, 2004 could not be filed within the prescribed time period because the report and financial statements could not be completed, then reviewed by the Company's independent auditor in time without unreasonable effort and expense.

                          PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.


Donald F.  Mintmire, Esq.          (561)       832-5696
--------------------------    --------------   -----------------------------
(Name)                          (Area Code)    (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports been filed? If answer is no, identify report(s).

    [X] Yes     [_] No


(3) Is it anticipated that any significant change in results or operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

    [_] Yes     [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if separate, state the reasons why a reasonable estimate of the results cannot be made.



                                 Poseidis, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:    July 15, 2004
                               /s/ Louis Pardo dit Pardau
                               ------------------------------------------------
                               Louis Pardo dit Pardau, President and Director